UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2013

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35098	13-4068197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 Executive Bonus Plan

On April 29, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Cornerstone OnDemand, Inc. (the “Company”) established an executive compensation plan for fiscal year 2013 (the “2013 Plan”) as part of its annual review of base salaries and target incentive compensation for certain key employees, including each of the Company’s executive officers (except for Vincent Belliveau and David Carter, for which the Company has approved the commission plans described below).

Under the terms of the 2013 Plan, each of the eligible executive officers will be entitled to receive a bonus that will vary in amount depending on the Company’s success in achieving certain performance targets with respect to revenue, non-GAAP operating cash flow, and non-GAAP net income (loss). The amount payable with respect to each metric may be greater or less depending on the extent to which the Company’s performance exceeds or falls short of the applicable target. No bonus payout for a particular performance metric will be earned unless the performance threshold for that metric is met.

The following table shows the target bonus amount payable under the 2013 Plan if the Company achieves each performance metric at target for each of the following named executive officers:

	Target Bonus Amount
Named Executive Officer	($)	% of Base Salary
Adam Miller, President and Chief Executive Officer	$425,000	100
Perry Wallack, Chief Financial Officer	$213,500	70
Steven Seymour, Executive Vice President of Strategic Accounts	$213,500	70
Mark Goldin, Chief Technology Officer	$137,500	50

Commission Plans of Certain Executive Officers

On April 29, 2013, the Compensation Committee approved the terms of the fiscal year 2013 sales commission plans for each of Vincent Belliveau, the Company’s Senior Vice President and General Manager of Europe, Middle East and Africa (the “Belliveau Commission Plan”), and David Carter, the Company’s Senior Vice President of Sales (the “Carter Commission Plan”). Each of the commission plans is effective as of January 1, 2013. Mr. Belliveau was not a named executive officer for 2012.

Under the Belliveau Commission Plan, Mr. Belliveau is eligible to receive commissions based on total direct sales in Europe, the Middle East and Africa. To the extent Mr. Belliveau exceeds his sales quota for revenue in 2013, his commission rate for 2013 sales will be increased with respect to revenue exceeding his sales quota. In addition, Mr. Belliveau is eligible to receive bonuses totaling up to €20,000 if he meets certain milestone sales targets by specified dates.

For fiscal year 2013, the following table shows the target commission and target bonus that Mr. Belliveau is eligible to earn under the Belliveau Commission Plan:

Target 2013 Commission(1)	Target 2013 Bonus(2)
$297,000	$26,406

(1)	This amount represents the total performance-based commissions that will be earned under the Belliveau Commission Plan if (i) Mr. Belliveau achieves the sales quota established under the Belliveau Commission Plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, is consistent with the Company’s projections.

(2)	Mr. Belliveau’s target bonus is €20,000, which has been converted into U.S. Dollars at a rate of $1.3203 Dollars per Euro, the exchange rate in effect on January 1, 2013. The target bonus of €20,000 represents the amount that Mr. Belliveau is eligible to receive if he meets all milestone sales targets by the dates specified in the Belliveau Commission Plan.

Under the Carter Commission Plan, Mr. Carter is eligible to receive commissions based on total direct sales in the United States. To the extent Mr. Carter exceeds his sales quota for revenue in 2013, his commission rate for 2013 sales will be increased with respect to revenue exceeding his sales quota. In addition, Mr. Carter is eligible to receive bonuses totaling up to $20,000 if he meets certain milestone sales targets by specified dates.

For fiscal year 2013, the following table shows the target commission and target bonus that Mr. Carter is eligible to earn under the Carter Commission Plan:

Target 2013 Commission(1)	Target 2013 Bonus(2)
$319,200	$20,000

(1)	This amount represents the total performance-based commissions that will be earned under the Carter Commission Plan if (i) Mr. Carter achieves the sales quota established under the Carter Commission Plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, is consistent with the Company’s projections.
(2)	The target bonus of $20,000 represents the amount that Mr. Carter is eligible to receive if he meets all milestone sales targets by the dates specified in the Carter Commission Plan.

Change of Control Severance Agreements

On April 29, 2013, the Company entered into Change of Control Severance Agreements with each of Mark Goldin, David Carter, and Kirsten Maas Helvey (each an “Agreement” and collectively the “Agreements”). The Agreement supersedes any severance and/or change of control benefits in the Executive’s employment agreement with the Company. Each individual who has entered into an Agreement with the Company is referred to herein as an “Executive”.

Term. Each Agreement has an initial term of three (3) years (the “Initial Term”). On the third anniversary of the Agreement, the Agreement will renew automatically for additional one (1) year terms (each, an “Additional Term”) unless either party to the Agreement provides the other with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. If a Change of Control (as such term is defined in the Agreement) occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of the Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. Additionally, if there is an initial occurrence of an act or omission by the Company that could constitute “Good Reason” for termination, and the expiration date of any Company cure period related to such act or omission could occur following the expiration of the Initial Term or an Additional Term, the term of the Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period. If an Executive becomes entitled to severance benefits pursuant to his Agreement, the Agreement will not terminate until all obligations of the Company under the Agreement have been satisfied.

Severance Benefits Unrelated to a Change of Control. If the Company terminates the Executive’s employment with the Company without Cause (as such term is defined in the Agreement) (excluding death or

Disability (as such term is defined in the Agreement)) or if the Executive resigns for Good Reason (as such term is defined in the Agreement), and, in each case, such termination occurs outside the period beginning three (3) months prior to, and ending twelve (12) months following, a Change of Control (such period, the “Change of Control Period”), then subject to the Executive signing and not revoking a separation agreement and release of claims in favor of the Company and the Executive’s continued compliance with the terms of his Confidential Information and Invention Assignment Agreement entered into with the Company, the Executive will receive the following from the Company:

•

A lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Executive’s annual base salary as in effect immediately prior to the Executive’s termination date or (if greater) at the level in effect immediately prior to the termination date, or if greater, at the level in effect immediately prior to the Change of Control (the “Salary Payment”).

•

If the Executive elects continuation coverage pursuant to COBRA for himself and his eligible dependents, the Company will reimburse the Executive for the COBRA premiums for such coverage until the earlier of (A) a period of twelve (12) months from the date of termination, or (B) the date upon which the Executive and/or the Executive’s eligible dependents are covered under similar plans. If the Company determines that it cannot provide the foregoing benefit without violating applicable law or being subject to an excise tax, the Company will in lieu of the COBRA reimbursement pay the Executive a monthly payment in an amount equal to the monthly COBRA premium that the Executive would have been required to pay to continue the Executive’s group health coverage that will end on the earlier of (A) the date upon which the Executive obtains other employment, or (B) the date the Company has paid an amount equal to twelve (12) payments (the benefits referred to in this paragraph, the “COBRA Benefits”).

•	Nine (9) months of accelerated vesting with respect to the Executive’s all then unvested equity awards.

Severance Benefits During the Change of Control Period. If the Company terminates the Executive’s employment with the Company without Cause (excluding death or Disability) or if the Executive resigns for Good Reason, and in each case such termination occurs during the Change of Control Period, then subject to the Executive signing and not revoking a separation agreement and release of claims in favor of the Company and the Executive’s continued compliance with the terms of his Confidential Information and Invention Assignment Agreement entered into with the Company, the Executive will receive the following from the Company:

•	The Salary Payment.

•

A lump sum payment (less applicable withholding taxes) equal to 100% of the Executive’s full bonus and commission for the year of termination (whether established on a quarterly, semi-annual, annual and/or other periodic basis) at target level as in effect immediately prior to the Executive’s termination date, or, if greater, at the level in effect immediately prior to the Change of Control.

•	The COBRA Benefits.

•

100% of the Executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)) and the Executive will have up to one (1) year following the date of his termination to exercise any stock options or stock appreciation rights.

Termination Due to Death or Disability. If the Company terminates the Executive’s employment as a result of his Disability or if Executive’s employment terminates due to his death, then subject to the Executive signing and not revoking a separation agreement and release of claims in favor of the Company and the Executive’s continued compliance with the terms of his Confidential Information and Invention Assignment Agreement entered into with the Company (as applicable), the Executive’s then outstanding and unvested equity awards will vest as if the Executive’s termination were treated as a termination without Cause (and either within or outside of the Change of Control Period, as applicable).

Excise Tax. In the event that the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE ONDEMAND, INC.

By:	/s/ Adam Weiss
Adam Weiss General Counsel

Date: April 30, 2013